EXHIBIT 10.1

PORTLAND GENERAL ELECTRIC COMPANY

2006 ANNUAL CASH INCENTIVE MASTER PLAN

TABLE OF CONTENTS

PORTLAND GENERAL ELECTRIC COMPANY

2006 ANNUAL CASH INCENTIVE MASTER PLAN

                                                  Page

SECTION 1 Purpose 1

SECTION 2 Definitions 1

SECTION 3 Administration 2

SECTION 4 Eligibility and Participation 3

SECTION 5 Establishment and Calculation of Awards 3

SECTION 6 Payment of Awards Earned 4

SECTION 7 Termination of Employment 4

SECTION 8 Section 162(m) Awards 6

SECTION 9 Adjustments Upon Changes in Capitalization 7

SECTION 10 General Provisions 8

SECTION 11 Amendment, Suspension, or Termination of Plan 10

SECTION 12 Effective Date 10

PORTLAND GENERAL ELECTRIC COMPANY

2006 ANNUAL CASH INCENTIVE MASTER PLAN

SECTION 1

Purpose

The purpose of the Portland General Electric Company 2006 Annual Cash Incentive Master Plan is to recognize and reward employees for achieving individual, department and corporate goals and objectives.

SECTION 2

Definitions

  "Administrator" means the Compensation Committee.

  "Affiliate" means any entity that controls, is controlled by or is under common control with the Company; provided, however, that neither the Disputed Claims Reserve, the Disputed Claims Overseers, the Plan Administrator nor the Disbursing Agent, as those terms are defined in Fifth Amended Joint Plan of Affiliated Debtors In Re Enron Corp. et al., shall be an Affiliate.

  "Annual Incentive Program" means the terms and conditions pursuant to which a Participant may receive an Award under the Plan in a particular Award Year based upon achievement of pre-established performance goals and assessment of individual contribution.

  "Award" means a contingent right to receive cash at the end of an Award Year.

  "Award Year" means any fiscal year of the Company for which the Company adopts an Annual Incentive Program under this Plan.

  "Board" means the Board of Directors of the Company.

  "CEO" means the Chief Executive Officer of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Company" means Portland General Electric Company.

  "Compensation Committee" means the Compensation and Human Resources Committee of the Board.

  "Covered Executive" means an Employee who (i) would be treated as a "covered employee" under Code section 162(m) or (ii) would be an Executive Officer.

  "Disability" means a disability under the Company's long-term disability program, or if no such program exists, a disability as determined by the Administrator.

  "Employee" means any employee of the Company or an Affiliate, excluding any person characterized on the Company's or an Affiliate's payroll records as a temporary or contract employee.

  "Executive Officer" means a person, other than the CEO, whose position with the Company is at the level of vice president or above or who would otherwise be treated as an executive officer of the Company under applicable SEC reporting rules.

  "Participant" means an Employee selected to participate in the Annual Incentive Program for an Award Year.

  "Plan" means the Portland General Electric Company 2006 Annual Cash Incentive Master Plan as set forth herein, as amended from time to time.

  "Retirement" means a Participant's termination of employment after meeting the requirements for retirement under the Company's qualified pension plan.

SECTION 3

Administration

1. Duties. The Administrator shall be responsible for the administration of the Plan according to the terms and provisions hereof and shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including without limitation, the right, power, authority and duty to:

(a) make rules, regulations and procedures for the administration of the Plan which are not inconsistent with the terms and provisions hereof;

(b) construe and interpret all terms, provisions, conditions and limitations of the Plan; and

(c) correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect.

All decisions, determinations, and interpretations of the applicable Administrator will be final and binding.

2. Liability. No Administrator, member of the Board, officer of the Company, or designee of any thereof shall be personally liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan or any transaction under the Plan.

SECTION 4

Eligibility and Participation

1. Selection of Participants. The Administrator will select the Employees who will participate in the Annual Incentive Program for an Award Year at the beginning of each Award Year, in its discretion. To the extent the Administrator deems it appropriate during an Award Year, the Administrator may designate additional Participants to participate in the Annual Incentive Program for the Award Year. Participants must be current Employees who have a direct, significant, and measurable impact on the attainment of the Company's goals and objectives. The Administrator will notify Participants of their selection in writing. The Administrator will not be bound to select individuals who have been Participants in prior Award Years.

2. CEO Authority: The CEO may take the same actions as the Administrator under Section 4.1 with regard to Employees who are not Covered Executives.

3. Persons Ineligible. Members of the Board who are not Employees are not eligible to participate in the Plan.

4. Participation in Other Annual Incentive Plans. Participants in an Annual Incentive Program for an Award Year are not eligible to participate in any other annual incentive plan of the Company for such Award Year without the specific approval of the Administrator.

SECTION 5

Establishment and Calculation of Awards

1. Establishment of Annual Incentive Program. (a) At the beginning of an Award Year, the Administrator will establish in writing the material terms and conditions applicable to the Annual Incentive Program, including, without limitation, the relevant performance goals, Award amounts payable based on the extent to which the performance goals are met, and the potential effect of individual Participant contributions during the Award Year, for the Employees selected to participate in the Annual Incentive Program for the Award Year.

(b) For Participants who are not Covered Executives, the material terms and conditions of an Annual Incentive Program shall be proposed by the CEO but approved by the Compensation Committee.

2. Determination at Year End. Following the end of each Award Year the Administrator shall determine the extent to which performance goals were met for the Award Year for each Participant. In making such determination, the Administrator may include or exclude the impact of any nonrecurring, unusual events that occur during the Award Year including without limitation (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws and other laws, accounting principles, or provisions affecting reported results; (iv) any reorganization or restructuring programs; (v) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.

3. Calculating Award Amounts. The Administrator shall calculate the Award amounts payable at the end of an Award Year for each Participant based on the extent to which the relevant performance goals were achieved during the Award Year. The Administrator, in its discretion, may further adjust an Award to reflect individual Participant contributions during the Award Year. If minimum performance goals are not achieved for an Award, no payment will be made under the Award; provided, however, that the Board, in its sole discretion, may establish a separate discretionary amount distributable as Awards to Participants under the Plan which shall be allocated at the discretion of the Administrator.

4. CEO Authority: The CEO may take the same actions as the Administrator under Sections 5.2 and 5.3 with regard to Employees who are not Covered Executives.

SECTION 6

Payment of Awards Earned

1. Timing of Payment. Awards earned by each Participant shall be paid in cash as soon as administratively possible following the date the amounts are determined but in no event later than two and one-half months after the end of the Award Year (or, if later, two and one-half months after the end of the calendar year containing the end of the Award Year).

2. Set-Off. The Company shall have the right to set off against any Award payable hereunder, the amount of any loan or advance made by the Company or an Affiliate to the Participant.

SECTION 7

Termination of Employment

1. Forfeiture of Award. In the event of a Participant's termination of employment for any reason other than the Participant's death, Disability, or Retirement prior to payment being made under an Award, the Participant will forfeit all rights to any payment under the Award.

2. Death, Disability and Retirement. If a Participant's employment terminates prior to payment being made under an Award due to the Participant's death, Disability, or Retirement, the Company shall pay an Award to the Participant or the Participant's estate at such time as Awards are payable generally to other Participants, pro-rated, to the extent necessary to reflect the number of full and partial months during the Award Year which the Participant was employed by the Company.

SECTION 8

Section 162(m) Awards

1. Generally. The Administrator may determine that an Award granted to a Covered Executive will be granted in a manner such that the Award qualifies for the performance-based compensation exemption of Section 162(m) of the Code ("Performance-Based Awards"). Such Performance-Based Awards shall be based on achievement of hurdle rates and/or growth rates in one or more business criteria that apply to the individual participant, one or more business units, or the Company as a whole. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more business criteria.

2. Business Criteria. The business criteria to be used for Performance-Based Awards shall be as follows, individually or in combination: (1) net earnings; (2) earnings per share; (3) net sales growth; (4) market share; (5) operating profit; (6) earnings before interest and taxes (EBIT); (7) earnings before interest, taxes, depreciation and amortization (EBITDA); (8) gross margin; (9) expense targets; (10) working capital targets relating to inventory and/or accounts receivable; (11) operating margin; (12) return on equity; (13) return on assets; (14) planning accuracy (as measured by comparing planned results to actual results); (15) market price per share; (16) total return to stockholders; (17) cash flow and/or cash flow return on equity; (18) recurring after-tax net income; (19) gross revenues; (20) return on invested capital; (21) safety; (22) cost management; (23) productivity ratios; (24) operating efficiency; (25) accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions; (26) bond ratings; (27) economic value added; (28) book value per share; (29) strategic initiatives; (30) employee satisfaction; (31) cash management or asset management metrics; (32) regulatory performance; (33) dividend yield; (34) dividend payout ratio; (35) pre-tax interest coverage; (36) P/E ratio; (37) capitalization targets; (38) customer value/satisfaction; (39) inventory; (40) inventory turns; (41) availability and/or reliability of generation; (42) outage duration; (43) outage frequency; (44) trading floor earnings; (45) budget-to-actual performance; (46) customer growth; (47) funds from operations; (48) interest coverage; (49) funds from operations/average total debt; (50) funds from operations/capital expenditures; (51) total debt/total capital; (52) electric service power quality and reliability, (53) resolution and/or settlement of litigation and other legal proceedings, (54) corporate responsibility, (55) power supply, (56) total equity/ total capital, and (57) economic strength.

3. Establishment of Performance Goals. With respect to Performance-Based Awards, the Administrator shall establish in writing (i) the applicable performance goals, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of an Award if such performance goals are obtained, and (ii) the individual Employees or class of Employees to which such performance goals shall apply, in each case no later than ninety (90) days after the commencement of the Award Year.

4. Certification of Performance. No Performance-Based Awards shall be payable to any Participant until the Administrator certifies in writing that the applicable performance goals (and any other material terms) have been satisfied.

5. Other Requirements. With respect to any Awards intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Administrator shall not revise such performance goal or increase the amount payable thereunder upon the attainment of such performance goal (in accordance with the requirements of Section 162(m) of the Code and the regulations thereunder). Notwithstanding the preceding sentence, (i) the Administrator may adjust downward, but not upward, the amount payable pursuant to such Award upon attainment of the performance goals, (ii) the Administrator may waive the achievement of the applicable performance goals in the case of the death or Disability of the Participant, or under such other conditions where such waiver will not jeopardize the treatment of other Awards as "qualified performance-based compensation" under Section 162(m), and (iii) the Administrator shall disregard or offset the effect of any "Extraordinary Items" in determining the attainment of performance goals. For this purpose, "Extraordinary Items" means extraordinary, unusual and/or non-recurring items, including but not limited to, (i) regulatory disallowances or other adjustments, (ii) restructuring or restructuring-related charges, (iii) gains or losses on the disposition of a business or major asset, (iv) changes in regulatory, tax or accounting regulations or laws, (v) resolution and/or settlement of litigation and other legal proceedings or (vi) the effect of a merger or acquisition. Performance-Based Awards shall otherwise comply with the requirements of Section 162(m) of the Code, or any successor provision thereto, and the regulations there under.

6. Dollar Limit. No Performance-Based Award to a Covered Executive for an Award Year shall result in a payment in excess of $2 million.

SECTION 9

Adjustments Upon Changes in Capitalization

1. Changes to Company. In the event of a reorganization, merger, or consolidation of which the Company is not the surviving corporation, or upon the sale of substantially all the assets of the Company to another entity, or upon the dissolution or liquidation of the Company, the Award Year will terminate on the effective date of such transaction and the Company or its successor shall determine the amount, if any, payable with respect to such Award Year, unless the documents effecting such event provide for the continuance of the Plan and the assumption of such Awards or the substitution of such Awards for awards of equivalent value under a program of the successor.

2. Changes to Subsidiary. In the event of the reorganization, merger, consolidation, or sale of substantially all of the assets of a subsidiary of the Company to another entity not related to the Company, any Award to a Participant that is an employee of such subsidiary shall be treated in the manner determined by the Board in its discretion.

3. Authority Under this Section. Adjustments under this Section 9 will be made by the Board, whose determination as to what adjustments will be made and the extent will be final, binding, and conclusive.

SECTION 10

General Provisions

1. No Right to Participate or Receive an Award. Nothing in the Plan or in any communication evidencing an Award shall be deemed to give a Participant or a Participant's legal representative or any other person or entity claiming under or through a Participant any contract or right to receive an Award or any payment under the Plan.

2. No Employment Right. The Plan does not constitute or imply the existence of an employment contract between the Company or an Affiliate and any person. Participation in the Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or an Affiliate will continue to employ any individual.

3. Nontransferability. Neither a Participant nor any other person has any right to assign, transfer, attach, or hypothecate any benefits or payments under the Plan. Payments held by the Company before distribution shall not be liable for the debts, contracts, or obligations of any Participant or any other person, or be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding

4. Withholding. The Company has the right to deduct any sums which federal, state, or local tax law requires to be withheld with respect to the payment of any Award.

5. Plan Unfunded. To the extent that any person acquires a right to receive payment under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended from time to time.

6. Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

7. Choice of Law. The Plan shall be interpreted under the laws of the State of Oregon notwithstanding any conflict of law principles. Venue for all claims and actions related to or arising under the Plan shall be exclusively in the courts of the State of Oregon.

SECTION 11

Amendment, Suspension, or Termination of Plan

The Board may amend, suspend, or terminate the Plan at any time. In addition, the Board may amend, suspend, or terminate any or all unpaid Awards under the Plan upon a finding of current or threatened financial hardship for the Company, which shall be final and binding upon all Participants.

SECTION 12

Effective Date

This Plan is effective commencing with the January 1, 2006 Award Year.

Executed as of the 16th day of March 2006

PORTLAND GENERAL ELECTRIC COMPANY

By:	/s/ Arleen Barnett

Title:	Vice President